Exhibit 99.1

CONSENT OF INDEPENDENT VALUATION ADVISOR

We hereby consent to the reference to our name and the description of our role in the valuation process described in the headings “Net Asset Value Calculation and Valuation Procedures—Independent Valuation Advisor” and “Experts” in the base prospectus, dated December 3, 2021, being included in Post-Effective Amendment No. 48 to the Registration Statement on Form S-11 (File No. 333-222630) of Ares Real Estate Income Trust Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

In addition, we hereby consent to the reference to our name and the description of our role in the valuation process described in the headings “March 31, 2022 NAV Per Share” and “Experts” in Supplement No. 1, dated April 14, 2022, to the base prospectus being included in Post-Effective Amendment No. 48 to the Registration Statement on Form S-11 (File No. 333-222630) of Ares Real Estate Income Trust Inc. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

/s/ Altus Group U.S. Inc.
Altus Group U.S. Inc.
April 14, 2022